Exhibit 99.1
April 18, 2023

Fellow shareholders,

Summary:
•Q1‘23 revenue and operating profit were in-line with our forecast.
•We delivered a strong content slate in Q1 with:
◦Successful returning seasons like Outer Banks, You, Ginny & Georgia and a big sequel film Murder Mystery 2.
◦New hits across nearly every genre of TV like The Night Agent (now our 6th most popular1 English language TV show ever), The Glory (our 5th most popular non-English TV show ever), Full Swing, That 90s Show and films You People and Luther: The Fallen Sun.
•With Moody’s recent upgrade, we achieved investment grade status. Netflix is the leading streaming service based on engagement, revenue and profit and we are working to build on that in ‘23, by seeking to expand operating margin to 18%-20% and to generate at least +$3.5B of free cash flow (up from our prior expectation of at least $3.0B of FCF).
•In Q1, we launched paid sharing in four countries and are pleased with the results. We are planning on a broad rollout, including in the US, in Q2.
•Given current healthy performance and trajectory of our per-member advertising economics, particularly in the US, we’re upgrading our ads experience with more streams and improved video quality to attract a broader range of consumers.

In short, we’re off to a good start in 2023. As always, our focus remains pleasing our members and attracting great creators so that we can continue to build a wildly successful business.

(in millions except per share data)	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	Q2'23 Forecast
Revenue	$7,868	$7,970	$7,926	$7,852	$8,162	$8,242
Y/Y % Growth	9.8%	8.6%	5.9%	1.9%	3.7%	3.4%
Operating Income	$1,972	$1,578	$1,533	$550	$1,714	$1,565
Operating Margin	25.1%	19.8%	19.3%	7.0%	21.0%	19.0%
Net Income	$1,597	$1,441	$1,398	$55	$1,305	$1,283
Diluted EPS	$3.53	$3.20	$3.10	$0.12	$2.88	$2.84

Global Streaming Paid Memberships	221.64	220.67	223.09	230.75	232.50
Y/Y % Growth	6.7%	5.5%	4.5%	4.0%	4.9%
Global Streaming Paid Net Additions	(0.20)	(0.97)	2.41	7.66	1.75

Net cash provided by operating activities	$923	$103	$557	$444	$2,179
Free Cash Flow	$802	$13	$472	$332	$2,117
Shares (FD)	453.0	450.2	450.3	451.6	452.4

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1 https://top10.netflix.com/tv

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Q1 Results
Revenue grew 4% year over year in Q1 (+8% on a foreign exchange (F/X) neutral basis2), consistent with our beginning-of-quarter forecast. Average paid memberships increased 4% year over year, while ARM3 was -1% vs. Q1’22 (+4% on an F/X neutral basis). Paid net adds amounted to 1.8M for Q1 vs. -0.2M in the year ago quarter. Regional highlights include:

•UCAN revenue grew 8% year over year (both reported and F/X neutral) driven by a 9% increase in ARM (both reported and F/X neutral).
•EMEA revenue was down 2% year over year (+6% on an F/X neutral basis), due primarily to a decline of 6% in ARM (+1% on an F/X neutral basis), offset partially by a 4% increase in average paid memberships.
•LATAM revenue increased 7% year over year (+13% F/X neutral), with a 3% rise in ARM (+8% F/X neutral). Paid membership dipped by 0.4M, which we believe is due to pull forward from Q4 (when we had a big quarter with 1.8M paid net adds) and ongoing macroeconomic softness.
•APAC revenue grew 2% year over year (+10% F/X neutral). Average paid memberships increased 17% year over year. This offset a 13% decrease in ARM (-6% F/X neutral), which was due to plan mix and a higher mix of member growth in countries with lower pricing.

Operating income totaled $1.7B vs. $2.0B in Q1‘22 - above our guidance forecast of $1.6B due to ongoing expense management and timing of hiring and content spend. Operating margin was 21% compared to 25% in the year ago period. The year over year decline in operating margin was primarily due to F/X - the appreciation of the US dollar accounted for roughly three percentage points of the year over year change in operating margin. Q1’23 EPS of $2.88 (vs. $3.53 in Q1‘22) was in-line with our guidance of $2.82 and included an $81 million non-cash unrealized loss from F/X remeasurement on our Euro denominated debt.

Forecast
Our primary financial metrics are revenue for growth and operating margin for profitability. Our long term financial objectives are unchanged - sustain double digit revenue growth, expand operating margin and deliver growing positive free cash flow. The quarterly guidance we provide is our actual internal forecast at the time we report. We strive for accuracy although the rollout of major new initiatives (paid sharing and ads) leads to less-than-normal visibility.

We’re on track to meet our full year 2023 financial objectives. For Q2’23, we forecast revenue of $8.2B, up 3% year over year, or 6% growth on an F/X neutral basis. We’re pleased with the most recent launches of paid sharing, and while we could have launched broadly in Q1, we found opportunities to improve the experience for members. We learn more with each rollout and we’ve incorporated the latest learnings, which we think will lead to even better results. To implement these changes, we shifted out the timing of the broad launch from late Q1 to Q2. While this means that some of the expected membership growth and revenue benefit will fall in Q3 rather than Q2, we believe this will result in a better outcome for both our members and our business (more details in the Monetization and Revenue section). The majority of our year over year F/X neutral revenue growth in Q2 is expected to come from growth in our paid membership base. This translates into Q2 paid net adds that are roughly similar to Q1’23 and a slight increase in year over year F/X neutral ARM (limited price increases during paid sharing rollout).
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2 Excluding the year over year effect of foreign exchange rate movements. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.
3 ARM (Average Revenue per Membership) is defined as streaming revenue divided by the average number of streaming paid memberships divided by the number of months in the period. These figures do not include sales taxes or VAT.

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We forecast Q2’23 operating income of $1.6B (roughly flat year over year) and an operating margin of 19% vs. 20% in Q2’22. The year over year decline in operating margin is attributable to the appreciation of the US dollar against most other currencies over the past year.

We expect constant currency revenue growth to accelerate over the course of the second half of 2023 as we continue to improve our service, more broadly roll out paid sharing in Q2 and grow our advertising business. We also expect year over year operating profit growth and operating margin expansion for the full year (assuming no material swings in F/X). We’re still targeting a 2023 operating margin of 18%-20%, based on F/X rates as of January 1, 2023.

We believe our ability to deliver on our long term financial targets will hinge on 1) growing engagement and 2) improving our monetization to fuel revenue growth and increased profitability.

Engagement
Engagement4 is important to success in streaming because it drives both retention (increased member satisfaction) and acquisition (greater word of mouth). The third party data in the chart below shows that Netflix and YouTube are the clear leaders in streaming engagement – and that the opportunity ahead is significant as streaming still accounts for the minority of viewing in every country. We remain highly confident that streaming’s share of engagement will continue to grow at the expense of linear since it offers a better experience (on demand, availability across devices). We believe this gives Netflix tremendous room for growth if we can continue to improve our service – increasing our share of total viewing by multiples higher than today’s 2-4% share in Brazil, Mexico and Poland, or 7- 9% share in the US and the UK.

Source: Nielsen (US6, Mexico7, Poland8), Kantar (Brazil9), BARB (UK10). The UK measures viewing across four screens (TV, smart phone, tablet and laptop), all others are TV only.
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4 For View Hours for titles, please visit Netflix Top 10.5
5 https://top10.netflix.com/
6 https://www.nielsen.com/insights/2023/march-madness-fuels-a-rebound-in-viewing-across-cable-in-march/
7 https://www.nielsen.com/news-center/2023/the-gauge-mexico-march-2023/
8 https://www.nielsen.com/news-center/2023/the-gauge-poland-march-2023/
9 https://kantaribopemedia.com/conteudo/relatorios/
10 https://www.barb.co.uk/monthly-viewing-summary/

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As our Netflix Top 10 lists show, people have very diverse tastes. To please our members we need to connect them with a title they’ll love in that moment – whether it’s an elevated drama, comedy, action adventure or reality show, versus simply engagement for engagement’s sake. The more we can consistently deliver the right titles to the right audiences at the right time, the more our members will choose Netflix when they next turn on their TV or recommend our service to their friends. It’s a virtuous flywheel, which is why our content teams are so focused on working with the best creators, and the variety and quality of our slate. In March, for example, All Quiet on the Western Front (the Oscar and BAFTA winning film) and Too Hot To Handle Germany hit our German Top 10 – two very different must watch, much loved titles that speak to the breadth of our programming ambitions.

In Q1, we had several big returning series and films – demonstrating our growing ability to develop stories across genres – including Outer Banks S3, You S4, Ginny & Georgia S2, Soy Georgina S2, The Glory’s new installment and a big sequel to our hit film Murder Mystery. Building anticipation and buzz before and after titles premiere is a key goal for our Marketing team as it helps drive acquisition and retention. For example, excitement for Murder Mystery 2 drove the original film back into the top 10. For Outer Banks S3, we held our first ever live music event – Poguelandia11 – to drive fandom, with the title generating 2.2B social impressions to date, just ahead of You S4 with 2.1B. Our unique ability to connect creators with huge audiences of passionate fans through our near global reach, personalization, innovative marketing and publicity are key reasons storytellers want to tell their stories on Netflix.

In addition, we successfully launched big new titles across a broad variety of genres – including The Night Agent, La chica de nieve, Rana Naidu, and the movie Kill Boksoon all in the thriller/action space, the golf docu series Full Swing12 and new dating show Perfect Match. These series are all being renewed for subsequent seasons. We’re also starting to find greater success in scripted comedies with the returning season of The Upshaws and the Q1 debut of That 90’s Show (a spinoff of That 70’s Show), Machos Alfas and En Place. Similarly, our Q1 film offering included You People (with Jonah Hill and Eddie Murphy), the romantic comedy Your Place or Mine (starring Ashton Kutcher and Reese Witherspoon), as well as Murder Mystery 2 (featuring Adam Sandler and Jennifer Aniston). In stand-up, Chris Rock’s Selective Outrage – now the most-streamed comedy special of all time in the US according to Nielsen13 – was one of our buzziest titles this quarter.

Monetization and Revenue
As we improve our member experience with more must watch stories, we also need to improve our monetization. This will not only help reaccelerate revenue growth and increase operating margin, it will also enable us to invest more in great entertainment.

We want to be more sophisticated around pricing so that we offer a range of price points and feature sets to suit consumers’ differing needs. For example, when we launched globally in 2016, we took a fairly uniform approach to pricing across most countries given our focus on early adopters. Over time we’ve adapted our prices to meet local needs and to further deepen our penetration, including lowering prices in India by 20%-60% in December ‘21. These reductions – combined with an improved slate – helped grow engagement in India by nearly 30% year on year while F/X neutral revenue growth in 2022 accelerated to 24% (versus 19% in 2021). Learning from this success, we reduced prices in an additional 116 countries in Q1. While they represented less than 5% of our FY‘22 revenue, we believe that increasing adoption in these markets will help to maximize our revenue longer term.

Similarly, our new ads plan allows us to offer consumers a lower price point. While it’s still very early
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11 https://www.latimes.com/entertainment-arts/business/story/2023-02-24/netflix-wednesday-stranger-things-ya-outer-banks-ginny-and-georgia-poguelandia
12 https://www.cnbc.com/video/2023/03/10/pga-tour-commissioner-jay-monahan-on-players-championship-and-netflix-effect-from-full-swinga-doc.html
13 https://deadline.com/2023/04/chris-rock-selective-outrage-netflix-ratings-nielsen-streaming-record-1235319621/

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days, we continue to be pleased with our progress across all key dimensions: member experience, value to advertisers and incremental contribution to our business. Engagement on our ads tier is above our initial expectations and, as expected, we’ve seen very little switching from our standard and premium plans. Also, thanks to our most recent set of licensing deals, our ad-supported plan now has on average ~95% content parity globally (by viewing) with our ads-free plans, including all the latest Netflix shows and movies. On the advertiser side, we are launching a programmatic private marketplace to enable more buying options for Netflix ad inventory using Microsoft’s sales platform. Our partnerships with Integral Ad Science and Double Verify are also now live – validating campaign engagement of ads viewership on Netflix.

We are pleased with the current performance and trajectory of our per-member advertising economics. In the US for instance, our ads plan already has a total ARM (subscription + ads) greater than our standard plan. So this month we’ll upgrade the feature set of our ads plan to include 1080p versus 720p video quality and two concurrent streams in all 12 ads markets – starting with Canada and Spain today. We believe these enhancements will make our offering even more attractive to a broader set of consumers and further strengthen engagement for existing and new subscribers to the ads plan.

Paid sharing is another important initiative as widespread account sharing (100M+ households) undermines our ability to invest in and improve Netflix for our paying members, as well as build our business. We’re pleased with the results of our Q1 launches in Canada, New Zealand, Spain and Portugal, strengthening our confidence that we have the right approach. As with Latin America, we see a cancel reaction in each market when we announce the news, which impacts near term member growth. But as borrowers start to activate their own accounts and existing members add “extra member” accounts, we see increased acquisition and revenue. For example, in Canada, which we believe is a reliable predictor for the US, our paid membership base14 is now larger than prior to the launch of paid sharing and revenue growth has accelerated and is now growing faster than in the US.

With each launch, we learn more about how best to roll out these changes and what matters to members the most, in particular maintaining travel/watching on the go and the ability for people to better control access to their accounts as well as transfer profiles to separate accounts. We could have launched broadly in late Q1, but we found enough improvement opportunities in these areas to shift a broad launch to Q2 to implement those changes. As noted above, while this will shift some of the membership growth and revenue benefit from Q2 to Q3, we believe it will result in a better outcome for our members and our business. Longer term, paid sharing will ensure a bigger revenue base from which we can grow as we improve our service.

As a reminder, as we roll out paid sharing – and as some borrowers stop watching either because they don’t convert to extra members or full paying accounts – near term engagement, as measured by third parties like Nielsen, will likely shrink modestly. However, we believe the pattern will be similar to what we’ve seen in Latin America, with engagement growth resuming over time as we continue to improve our programming and borrowers sign-up for their own accounts.

Competition
Competition remains intense as we compete with so many forms of entertainment (linear TV, gaming, user generated content, premium streaming content, and social media to name just a few). Among our streaming video competitors, our traditional entertainment peers appear to be focused on revenue diversification (across theatrical, linear TV and third party licensing) as they manage through the hard transition from legacy businesses to streaming – whereas we are “all in” on streaming and already generating significant profit and free cash flow. The large tech companies continue to invest heavily in
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14 Our paid membership count does not include “extra members.” Instead, they lift ARM.

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streaming, with a particular focus on live sports recently. We don’t focus too much on the competition because we've learned over the years that consistently great execution (better movies, TV series, and now games, better discovery and buzzier, more creative marketing) is the key to our long term success. We succeed by getting a bit better, a bit faster than the competition every month.

Cash Flow and Capital Structure
Net cash generated by operating activities in Q1 was $2.2B vs. $0.9B in the prior year period. Free cash flow (FCF)15 in Q1 totaled $2.1B compared with $0.8B in last Q1. Assuming no material swings in F/X, we now expect at least $3.5B of FCF for the full year 2023, up from our prior expectation of at least $3.0B. This reflects lower cash spend on content than we originally forecasted, resulting in a year over year decrease in cash content spend (bringing our 2023 cash content to content amortization ratio closer to 1.0x in 2023). For 2024, we still expect our cash content spend to be in the range of roughly $17B, consistent with our prior expectations for the 2022-2024 period.

In Q1, Moody’s upgraded our credit rating to Baa3. Combined with our BBB credit rating from S&P, we are now investment grade. Gross debt at quarter end totaled $14.5B, in-line with our targeted range of $10-$15B. With cash and short term investments of $7.8B, net debt totaled $6.7B, or 1.1x LTM EBITDA.16

Our capital structure policy is unchanged. The first priority for our cash is to reinvest in our core business and to fund new opportunities like gaming and ads, followed by selective acquisitions. We target maintaining minimum cash equivalent to roughly two months of revenue (e.g., about $5.4B based on Q1 revenue). After meeting those needs, we anticipate returning cash to stockholders through share repurchases. We bought back 1.2M shares for $400M in Q1. We currently expect to accelerate our share repurchases over the course of 2023.

Environmental, Social, and Governance (ESG)
We recently published an update17 on progress in our sustainability program. We continue the work to decarbonize our operations and we’ve delivered on our commitment to net all remaining emissions to zero by the end of 2022 through investing in nature-based projects that capture carbon.

DVD
After an incredible 25 year run, we’ve decided to wind down DVD.com18 later this year. Our goal has always been to provide the best service for our members but as the DVD business continues to shrink that’s going to become increasingly hard. So we want to go out on a high, and will be shipping our final DVDs on September 29, 2023. From the very beginning, our members loved the choice and control that direct-to-consumer entertainment offered, including the variety and quality of our titles and the ability to binge watch entire series. DVD paved the way for streaming, ensuring that so much of what we started will continue long into the future. We feel so privileged to have been able to share movie nights with our DVD members for so long, so proud of what our employees have achieved and excited to continue pleasing entertainment fans for many more decades to come. Thanks to all our employees over the years that worked so hard to build the booster rocket that got streaming to a leading position.

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15 Defined as cash provided by (used in) operating activities less purchases of property and equipment and change in other assets.
16 Defined as net debt divided by last twelve months (LTM) adjusted EBITDA (net income before interest expense and other income/expense, income taxes, depreciation and amortization of property, plant and equipment and further adjusted to exclude other non-cash charges).
17 https://about.netflix.com/en/news/our-progress-on-sustainability-two-years-in
18 https://about.netflix.com/en/news/netflix-dvd-the-final-season

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Reference

For quick reference, our eight most recent investor letters are: January 202319, October 202220, July 202221, April 202222, January 202223, October 202124, July 202125, April 202126.

Regional Breakdown

(in millions)	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23
UCAN Streaming:
Revenue	$3,350	$3,538	$3,602	$3,595	$3,609
Paid Memberships	74.58	73.28	73.39	74.30	74.40
Paid Net Additions	(0.64)	(1.30)	0.10	0.91	0.10
Average Revenue per Membership	$14.91	$15.95	$16.37	$16.23	$16.18
Y/Y % Growth	5%	10%	12%	10%	9%
F/X Neutral Y/Y % Growth	5%	10%	12%	10%	9%

EMEA:
Revenue	$2,562	$2,457	$2,376	$2,350	$2,518
Paid Memberships	73.73	72.97	73.53	76.73	77.37
Paid Net Additions	(0.30)	(0.77)	0.57	3.20	0.64
Average Revenue per Membership	$11.56	$11.17	$10.81	$10.43	$10.89
Y/Y % Growth	—%	(4)%	(7)%	(10)%	(6)%
F/X Neutral Y/Y % Growth	6%	6%	7%	5%	1%

LATAM:
Revenue	$999	$1,030	$1,024	$1,017	$1,070
Paid Memberships	39.61	39.62	39.94	41.70	41.25
Paid Net Additions	(0.35)	0.01	0.31	1.76	(0.45)
Average Revenue per Membership	$8.37	$8.67	$8.58	$8.30	$8.60
Y/Y % Growth	13%	16%	9%	2%	3%
F/X Neutral Y/Y % Growth	20%	15%	16%	7%	8%

APAC:
Revenue	$917	$908	$889	$857	$934
Paid Memberships	33.72	34.80	36.23	38.02	39.48
Paid Net Additions	1.09	1.08	1.43	1.80	1.46
Average Revenue per Membership	$9.21	$8.83	$8.34	$7.69	$8.03
Y/Y % Growth	(5)%	(9)%	(13)%	(17)%	(13)%
F/X Neutral Y/Y % Growth	1%	(2)%	(3)%	(4)%	(6)%
F/X Neutral ARM growth excludes the year over year effect of foreign exchange rate movements. Assumes foreign exchange rates remained constant with foreign exchange rates from each of the corresponding months of the prior-year period.

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19 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q4/FINAL-Q4-22-Shareholder-Letter.pdf
20 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q3/FINAL-Q3-22-Shareholder-Letter.pdf
21 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q2/FINAL-Q2-22-Shareholder-Letter.pdf
22 https://s22.q4cdn.com/959853165/files/doc_financials/2022/q1/FINAL-Q1-22-Shareholder-Letter.pdf
23 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q4/FINAL-Q4-21-Shareholder-Letter.pdf
24 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q3/FINAL-Q3-21-Shareholder-Letter.pdf
25 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q2/FINAL-Q2-21-Shareholder-Letter.pdf
26 https://s22.q4cdn.com/959853165/files/doc_financials/2021/q1/FINAL-Q1-21-Shareholder-Letter.pdf

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F/X Neutral Operating Margin Disclosure

To provide additional transparency around our operating margin, we disclose each quarter our year-to-date (YTD) operating margin based on F/X rates at the beginning of each year. This will allow investors to see how our operating margin is tracking against our target (which was set in January of 2023 based on F/X rates at that time), absent intra-year fluctuations in F/X.

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April 18, 2023 Earnings Interview, 3pm PT

Our video interview with Jessica Reif Ehrlich, BofA Securities will be on youtube/netflixir at 3pm PT today. Questions that investors would like to see asked should be sent to jessica.reif@bofa.com. Co-CEOs Ted Sarandos and Greg Peters, CFO Spence Neumann and VP of Finance/IR/Corporate Development Spencer Wang, will all be on the video to answer Jessica’s questions.

IR Contact:	PR Contact:
Spencer Wang	Emily Feingold
VP, Finance/IR & Corporate Development	Vice President, Corporate Communications
408 809-5360	323 287-0756

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Use of Non-GAAP Measure
This shareholder letter and its attachments include reference to the non-GAAP financial measures of F/X neutral revenue and operating margin, free cash flow, last twelve months (“LTM”) EBITDA, and adjusted EBITDA. Management believes that free cash flow, LTM EBITDA and adjusted EBITDA are important liquidity metrics because they measure, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities like stock repurchases. Management believes that F/X neutral revenue and operating margin allow investors to compare our projected results to our actual results absent intra-year currency fluctuations. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, operating margin, diluted earnings per share and net cash provided by (used in) operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements. We are not able to reconcile forward-looking non-GAAP financial measures because we are unable to predict without unreasonable effort the exact amount or timing of the reconciling items, including property and equipment and change in other assets, and the impact of changes in currency exchange rates. The variability of these items could have a significant impact on our future GAAP financial results.

Forward-Looking Statements
This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our expected results for the fiscal quarter ending June 30, 2023 and fiscal year ending December 31, 2023; adoption and growth of streaming entertainment; growth outlook and market opportunity; competitive position; core strategy and business model; content offerings; our games strategy; monetization through pricing and tiering structures, including paid sharing; ad-supported tier and its prospects; product features; our competitors’ performance; impact of foreign exchange rates; seasonality; cash balance and spend; stock repurchases; paid net additions, membership growth and retention; engagement; consolidated revenue, revenue and ARM growth, operating income, operating margin, net income, content amortization, and earnings per share; emissions commitments; advertising; and free cash flow. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively, including for consumer engagement with different modes of entertainment; timing and adoption of the ads plan and paid sharing; maintenance and expansion of device platforms for streaming; fluctuations in consumer usage of our service; service disruptions; production risks; macroeconomic conditions and timing of content releases. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on January 26, 2023. The Company provides internal forecast numbers. Investors should anticipate that actual performance will vary from these forecast numbers based on risks and uncertainties discussed above and in our Annual Report on Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this shareholder letter.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Revenues	$8,161,503	$7,852,053	$7,867,767
Cost of revenues	4,803,625	5,404,160	4,284,705
Marketing	555,362	831,610	555,978
Technology and development	687,275	673,926	657,530
General and administrative	400,924	392,453	397,928
Operating income	1,714,317	549,904	1,971,626
Other income (expense):
Interest expense	(174,239)	(170,603)	(187,579)
Interest and other income (expense)	(71,204)	(339,965)	195,645
Income before income taxes	1,468,874	39,336	1,979,692
Benefit from (provision for) income taxes	(163,754)	15,948	(382,245)
Net income	$1,305,120	$55,284	$1,597,447
Earnings per share:
Basic	$2.93	$0.12	$3.60
Diluted	$2.88	$0.12	$3.53
Weighted-average shares of common stock outstanding:
Basic	445,244	445,200	444,146
Diluted	452,417	451,649	452,984

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Netflix, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	March 31, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,714,594	$5,147,176
Short-term investments	1,112,910	911,276
Other current assets	2,655,119	3,208,021
Total current assets	10,482,623	9,266,473
Content assets, net	32,349,184	32,736,713
Property and equipment, net	1,413,094	1,398,257
Other non-current assets	5,245,444	5,193,325
Total assets	$49,490,345	$48,594,768
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$4,344,580	$4,480,150
Accounts payable	591,987	671,513
Accrued expenses and other liabilities	1,718,069	1,514,650
Deferred revenue	1,262,271	1,264,661
Short-term debt	399,163	—
Total current liabilities	8,316,070	7,930,974
Non-current content liabilities	2,908,029	3,081,277
Long-term debt	14,037,965	14,353,076
Other non-current liabilities	2,400,085	2,452,040
Total liabilities	27,662,149	27,817,367
Stockholders' equity:
Common stock	4,762,395	4,637,601
Treasury stock at cost	(1,228,920)	(824,190)
Accumulated other comprehensive loss	(191,695)	(217,306)
Retained earnings	18,486,416	17,181,296
Total stockholders' equity	21,828,196	20,777,401
Total liabilities and stockholders' equity	$49,490,345	$48,594,768

Supplemental Information
Total streaming content obligations*	$21,525,871	$21,831,947

* Total streaming content obligations are comprised of content liabilities included in "Current content liabilities" and "Non-current content liabilities" on the Consolidated Balance Sheets and obligations that are not reflected on the Consolidated Balance Sheets as they did not yet meet the criteria for asset recognition.

12

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Cash flows from operating activities:
Net income	$1,305,120	$55,284	$1,597,447
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to content assets	(2,458,666)	(3,985,192)	(3,584,164)
Change in content liabilities	(354,791)	274,364	(347,149)
Amortization of content assets	3,459,984	3,944,827	3,166,365
Depreciation and amortization of property, equipment and intangibles	90,335	93,387	74,602
Stock-based compensation expense	99,099	153,789	119,209
Foreign currency remeasurement loss (gain) on debt	80,651	461,681	(161,821)
Other non-cash items	120,008	123,688	101,968
Deferred income taxes	(98,782)	75,973	(68,906)
Changes in operating assets and liabilities:
Other current assets	(88,522)	(398,319)	41,157
Accounts payable	(89,668)	125,074	(215,444)
Accrued expenses and other liabilities	185,299	(379,629)	350,763
Deferred revenue	(2,390)	69,409	16,743
Other non-current assets and liabilities	(68,937)	(170,478)	(167,931)
Net cash provided by operating activities	2,178,740	443,858	922,839
Cash flows from investing activities:
Purchases of property and equipment	(62,019)	(111,593)	(121,158)
Acquisitions	—	(563,990)	(124,521)
Purchases of short-term investments	(201,634)	(911,276)	—
Net cash used in investing activities	(263,653)	(1,586,859)	(245,679)
Cash flows from financing activities:
Repayments of debt	—	—	(700,000)
Proceeds from issuance of common stock	26,028	6,705	13,678
Repurchases of common stock	(400,101)	—	—
Net cash provided by (used in) financing activities	(374,073)	6,705	(686,322)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	26,423	166,564	(11,448)
Net increase (decrease) in cash, cash equivalents, and restricted cash	1,567,437	(969,732)	(20,610)
Cash, cash equivalents and restricted cash at beginning of period	5,170,582	6,140,314	6,055,111
Cash, cash equivalents and restricted cash at end of period	$6,738,019	$5,170,582	$6,034,501

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$2,178,740	$443,858	$922,839
Purchases of property and equipment	(62,019)	(111,593)	(121,158)
Non-GAAP free cash flow	$2,116,721	$332,265	$801,681

13

Netflix, Inc.
Non-GAAP Information
(unaudited)
(in thousands)

	Three Months Ended				Twelve Months Ended
	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	March 31, 2023
Non-GAAP Adjusted EBITDA reconciliation:
GAAP net income	$1,440,951	$1,398,242	$55,284	$1,305,120	$4,199,597
Add:
Other expense (income)	(44,771)	(88,829)	510,568	245,443	622,411
Provision for (benefit from) income taxes	182,103	223,605	(15,948)	163,754	553,514
Depreciation and amortization of property, equipment and intangibles	83,505	85,188	93,387	90,335	352,415
Stock-based compensation expense	150,392	152,062	153,789	99,099	555,342
Adjusted EBITDA	$1,812,180	$1,770,268	$797,080	$1,903,751	$6,283,279

					As of
					March 31, 2023
Non-GAAP LTM EBITDA reconciliation:
Total debt					$14,437,128
Add: Debt issuance costs					75,424
Less: Cash, cash equivalents and short-term investments					(7,827,504)
Net debt					$6,685,048

LTM EBITDA (Net debt / LTM Adjusted EBITDA)					1.1

	As Reported	Currency Translation Adjustment	Adjusted Revenue at 2022 Rates	Reported Change	Constant Currency Change
Non-GAAP reconciliation of reported and constant currency revenue growth for the quarter ended March 31, 2023:
Global revenue	$8,161,503	$345,859	$8,507,362	4%	8%
UCAN revenue	$3,608,645	$18,260	$3,626,905	8%	8%
EMEA revenue	$2,517,641	$191,896	$2,709,537	(2)%	6%
LATAM revenue	$1,070,192	$58,251	$1,128,443	7%	13%
APAC revenue	$933,523	$77,452	$1,010,975	2%	10%

14